EXHIBIT 99

                           FARMERS & MERCHANTS BANCORP
                      REPORTS RECORD FIRST QUARTER EARNINGS


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the first quarter ending March 31, 2007. The results represented THE 37TH CONSECUTIVE
QUARTER that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $5,469,000 for the quarter ending March 31, 2007. Earnings per share of common stock outstanding for the first quarter were $6.74, up 12.3% from the first quarter of the prior year. In addition, loans outstanding grew 10.5%, total core deposits, excluding public time deposits, increased 8.5%, and total average assets were $1.42 billion up
6.5% over the first quarter of 2006. Return on average assets for the quarter was 1.54%, and return on average equity was 16.30%, an improvement of 48 basis points over the first quarter of the prior year. The Company's loan quality has remained extremely high with non-performing assets as of March 31, 2007 totaling only 0.02% of loans. In addition, the Company's loan loss reserve is 1.7% of loans.

Steinwert stated, "We are extremely pleased with the first quarter results, particularly given the difficult environment that continues to exist for all banks. The combination of: (1) a prolonged flat or inverted yield curve that places pressures on loan and investment yields; and (2) a slowdown in industry-wide deposit growth that increases liability costs, continues to hurt most banks' net interest margins. Farmers & Merchants Bancorp's financial performance in the first quarter was a result of our ability to achieve asset growth objectives while maintaining reasonable liability pricing. However, as a result of these industry and economic trends our net interest margin is continuing to come under pressure, and we anticipate that the next several quarters will be challenging ones for the Company. Accordingly, our top priorities remain: (1) expanding our core deposit base in order to fund asset growth in the most profitable and sustainable manner; and (2) improving operational efficiency in order to deliver products and services more economically while maintaining a high level of customer service."


Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly


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serves  California's Great Central Valley through 21 branch offices conveniently located  from  Sacramento  to  Turlock.

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FORWARD LOOKING STATEMENTS


Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.